UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 26, 2005

Prentiss Properties Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14516	75-2661588
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3890 West Northwest Hwy, Suite 400, Dallas, Texas		75220
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-654-0886

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Prentiss Properties Trust (the "Company") hereby amends its Current Report on Form 8-K, event date August 26, 2005, in order to include additional properties now under contract and provide information pursuant to Item 8.01 of Form 8-K.

(1) The Company’s operating partnership entered into a contract to sell three properties: 1200 Lakeside Drive, Bannockburn, Illinois, which was developed in 1999, contains approximately 257,191 rentable square feet; 1955 West Field Court, Lake Forest, Illinois, which was developed in 2001, contains approximately 59,130 rentable square feet; and 410 Warrenville Road, Lisle, Illinois, which was developed in 1999, contains approximately 60,434 rentable square feet. The transaction is subject to customary closing conditions and costs. The Company anticipates closing on these three properties in the fourth quarter of 2005; and

(2) Prentiss Properties Real Estate Fund I, L.P., a limited partnership wholly owned by the Company and the Company’s operating partnership, entered into a contract to sell 1717 Deerfield Road, Deerfield, Illinois. The property, which was developed in 1985, contains approximately 141,186 rentable square feet. The transaction is subject to customary closing conditions and costs. The Company anticipates closing on this property in the fourth quarter of 2005.

These contracts are subject to customary closing conditions including customary due diligence periods. There can be no assurance that the proposed sale of all or any of the above properties will be completed or that they will be completed at the price contracted for. We intend to use the proceeds from these dispositions to reduce debt, acquire new properties and fund development activity.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prentiss Properties Trust

August 31, 2005	By:	Gregory S. Imhoff

Name: Gregory S. Imhoff
Title: Senior Vice President, Chief Administrative Officer, Legal Counsel and Secretary